UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 E. Cape Coral Parkway, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01	Other Events

During the period 2013 to April, 2015, Legacy Education Alliance, Inc. experienced an embezzlement scheme of approximately $1,367,000 that was perpetrated by at least one of our accounts payable employees.

The embezzlement inflated the amounts that we reported in Advertising and sales expenses in our financial statements for the relevant periods which were recorded in our Consolidated Statements of Operations and Comprehensive Income.

Our financial statements will not be restated. This is not a Financial Reporting Fraud which typically results in false transactions being recorded, and during the relevant periods:

•	Our cash position was correctly presented.
•	Our Consolidated Statements of Operations and Comprehensive Income were correctly stated in that the misappropriated funds were expensed in each relevant period.
•	There is no impact to the statements of equity or cash flows during the relevant periods.
•	The only impact to our financial statements is the classification of the expense associated with the embezzlement recorded in our Consolidated Statements of Operations and Comprehensive Income, where the amount of the embezzlement was classified as Advertising and sales expenses and should have been recorded to bad debt expense which is a component of General and administrative expenses and this classification difference is not qualitatively material to a user of the financial statements.

Our future financial statement presentations that we provide will:
•	reflect the appropriate classifications to make the periods presented comparable;
•	include appropriate disclosures; and
•	reflect any recovery through restitution or insurance, if any, in the applicable period.

The embezzlement was detected by our Management as part of its review in accordance with our accounting policies and internal control procedures that we administer after we became a public company. Upon detecting the embezzlement scheme, we retained the services of a forensic accounting firm to determine the scope and amount of this fraud. The amount of the embezzlement is approximately $1,367,000. The matter has been referred to law enforcement officials for prosecution.

We have re-evaluated our accounting policies and internal control procedures with the assistance of this forensic accounting firm and as a result we have enhanced and implemented improved accounting policies and internal controls procedures.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ Anthony C. Humpage
Anthony C. Humpage
Chief Executive Officer and Director
Dated: June 16, 2015

3